Filed Pursuant to Rule 433

Registration Statement No. 333-222133

Issuer Free Writing Prospectus dated April 5, 2018

Relating to Preliminary Prospectus Supplement dated April 2, 2018

SALESFORCE.COM, INC.

PRICING TERM SHEET

April 5, 2018

$1,000,000,000 3.250% Notes due 2023

Issuer:	salesforce.com, inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$1,000,000,000

Maturity Date:	April 11, 2023

Coupon (Interest Rate):	3.250%

Yield to Maturity:	3.263%

Spread to Benchmark Treasury:	62.5 basis points

Benchmark Treasury:	2.500% due March 31, 2023

Benchmark Treasury Price and Yield:	99-11+ / 2.638%

Interest Payment Dates:	Semi-annually on each April 11 and October 11 of each year, commencing on October 11, 2018

Record Dates:	March 26 and September 26

Price to Public:	99.940%

Trade Date:	April 5, 2018

Expected Settlement Date:	April 11, 2018 (T+4)

Optional Redemption:	Prior to March 11, 2023 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 10 basis points; par call at any time on or after March 11, 2023

Special Mandatory Redemption:	If (x) the consummation of the acquisition of MuleSoft, Inc. (the “Acquisition”) does not occur on or before April 20, 2019 or (y) the Company notifies the trustee that it will not pursue the consummation of the Acquisition, the Company will be required to redeem the 2023 Notes at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	79466L AE4

ISIN Number:	US79466LAE48

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Wells Fargo Securities LLC

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC SunTrust Robinson Humphrey, Inc. PNC Capital Markets LLC

$1,500,000,000 3.700% Notes due 2028

Issuer:	salesforce.com, inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$1,500,000,000

Maturity Date:	April 11, 2028

Coupon (Interest Rate):	3.700%

Yield to Maturity:	3.703%

Spread to Benchmark Treasury:	87.5 basis points

Benchmark Treasury:	2.750% due February 15, 2028

Benchmark Treasury Price and Yield:	99-10+ / 2.828%

Interest Payment Dates:	Semi-annually on each April 11 and October 11 of each year, commencing on October 11, 2018

Record Dates:	March 26 and September 26

Price to Public:	99.975%

Trade Date:	April 5, 2018

Expected Settlement Date:	April 11, 2018 (T+4)

Optional Redemption:	Prior to January 11, 2028 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after January 11, 2028

Special Mandatory Redemption:	None

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	79466L AF1

ISIN Number:	US79466LAF13

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Wells Fargo Securities LLC

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC SunTrust Robinson Humphrey, Inc. PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on or about April 11, 2018, which will be the fourth business day following the date of the pricing of the notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer will arrange to send you the prospectus and the prospectus supplement if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com, or J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention Prospectus Department, or by calling 1-866-803-9204.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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